Exhibit 99.1

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

REPORT ON FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

INDEX TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Page
Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2011 and 2010	2

Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2011	3

Notes to Financial Statements	4

Additional Information (included pursuant to Department of Labor’s Rules and Regulations):

Schedule H, line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2011	11

Schedule H, line 4d – Schedule of Nonexempt Transactions for the year ended December 31, 2011	12

Other schedules required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (“ERISA”) have been omitted because they are either not applicable or have been filed directly with the Department of Labor as part of the Master Trust filing.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of the

Disney Hourly Savings and Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Disney Hourly Savings and Investment Plan (the “Plan”) at December 31, 2011 and 2010, and the changes in net assets available for benefits for the year ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of Assets (Held at End of Year) and Nonexempt Transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California

June 22, 2012

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

	December 31,
	2011	2010
Assets
Investments in Master Trust at fair value:
Disney Stock ESOP Fund	$28,772	$26,023
Disney Stock Non ESOP Fund	198	970
Fidelity Institutional Money Market Fund	14,408	12,864
Fidelity Capital Appreciation K Fund	8,953	8,991
Fidelity Diversified International K Fund	7,648	8,376
Fidelity Freedom Income K Fund	759	642
Fidelity Freedom 2000 K Fund	317	253
Fidelity Freedom 2005 K Fund	353	298
Fidelity Freedom 2010 K Fund	2,314	2,080
Fidelity Freedom 2015 K Fund	5,323	4,076
Fidelity Freedom 2020 K Fund	5,512	4,422
Fidelity Freedom 2025 K Fund	5,650	4,302
Fidelity Freedom 2030 K Fund	4,468	3,634
Fidelity Freedom 2035 K Fund	3,739	2,999
Fidelity Freedom 2040 K Fund	3,199	2,711
Fidelity Freedom 2045 K Fund	1,767	1,174
Fidelity Freedom 2050 K Fund	2,185	1,094
PIMCO Total Return Fund	13,459	11,389
Baron Growth Fund	6,712	5,900
Sequoia Fund	12,811	9,819
Calamos Growth Fund	8,791	9,057
Federated US Treasury Cash Reserve	626	288
Vanguard Institutional Index Plus	7,541	7,041
Vanguard Small-Cap Index Fund	1,935	295
Vanguard Mid-Cap Index Fund	5,913	5,787
Vanguard Total Stock Market	391	172
Vanguard Total Bond Market	605	236
Royce Low Priced Stock Fund	3,576	3,900
Spartan International Index Investment	255	172
RBC Enterprise Fund I	—	1,387

Total investments	158,180	140,352

Receivables:
Employer contributions	340	71
Interest and dividend income	461	286
Notes receivable from participants	9,302	6,709

Total receivables	10,103	7,066

Net assets available for benefits	$168,283	$147,418

The accompanying notes are an integral part of these financial statements.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

For the Year Ended December 31, 2011
Plan’s interest in Master Trust’s investment income:
Dividends	$3,862
Net depreciation in fair value of investments (Note 3)	(5,174)

(1,312)

Interest income on notes receivable from participants	321

Contributions:
Participant	21,463
Employer	7,763

29,226

Deductions from net assets attributed to:
Benefits paid to participants	7,275
Administrative expenses (Note 5)	95

7,370

Net increase	20,865

Net assets available for benefits:
Beginning of year	147,418

End of year	$168,283

The accompanying notes are an integral part of these financial statements.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

1.	Description of the Plan

General

The Walt Disney Company (the “Company”) adopted the Disney Hourly Savings and Investment Plan (the “Plan”) effective June 1, 2000. The Plan is a defined contribution plan designed to provide participating employees the opportunity to accumulate retirement funds through a tax-deferred contribution arrangement pursuant to Section 401(k) of the Internal Revenue Code of 1986 (the “Code”). In addition to the Code, the Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). This Plan is also an Employee Stock Ownership Plan (“ESOP”) which is designed to comply with Section 4975(e)(7) of the Code. The ESOP provides employees the opportunity to participate in the performance, both positive and negative, of common stock of the Company. The following description of the Plan provides only general information. Participants should refer to the Plan document for a complete description of the Plan’s provisions.

Administration of the Plan

The Investment and Administrative Committee of The Walt Disney Company Sponsored Qualified Benefit Plans and Key Employee Deferred Compensation and Retirement Plan (the “Committee” or “Plan Administrator”) administers the Plan, interprets its provisions and resolves all issues arising in the administration of the Plan.

The assets of the Plan are administered under a trust agreement between the Company and Fidelity Management Trust Company (“Fidelity” or the “Trustee”). Pursuant to the trust agreement, Fidelity executes the day-to-day activities of trust administration.

Administrative expenses of the Plan may be paid from the assets of the Plan unless the Company, at its discretion, pays such expenses. Investment expenses incurred by the investment funds are charged to the respective funds.

Participation

Participation in the Plan is available to eligible domestic hourly employees of the Company and its subsidiaries who are not covered by a collective bargaining agreement, or who are covered by a collective bargaining agreement that provides for their participation in the Plan.

Eligible employees age 18 or older may enroll and begin making contributions 90 days after their hire date. After one year of service, Company matching contributions begin.

The Plan accepts direct cash rollovers from other qualified plans or individual retirement accounts regardless of whether the employee has met the eligibility service requirement.

Contributions

Participants are permitted to make pre-tax contributions or after-tax Roth contributions or a combination of both in whole percentages, up to 50 percent of their base compensation, through weekly payroll deductions. A participant’s total pre-tax contributions, after-tax Roth 401(k) contributions and the Company’s matching contributions, in any Plan year, cannot exceed the limits provided under Section 402(g) and Section 415 of the Code.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

1.	Description of the Plan (continued)

Contributions (continued)

The Company contributes as a matching amount the lesser of three percent of eligible compensation or 75 percent of employee contributions, but only for participants not covered by a collective bargaining agreement or covered by a collective bargaining agreement that specifically provides for such increased Company match amount. For participants covered by collective bargaining agreements that do not specify the increased Company match amount, the matching contribution is the lesser of two percent of eligible compensation or 50 percent of employee contributions. The Company may change the level of matching contributions or cease making matching contributions.

Income earned on participant pre-tax contributions and Company contributions to the Plan is not taxable for federal or state income tax purposes until withdrawn from the Plan. Income earned on Roth 401(k) contributions is not taxable if distributed in a qualified distribution. A Roth 401(k) withdrawal is considered a qualified distribution if five taxable years have passed since a participant’s first contribution and the withdrawal is attributable to the participant’s attainment of age 59  1/2, disability or death.

Vesting

Participants are fully vested immediately in all contributions, including the Company’s matching contributions, and all earnings thereon.

Investments

Participants may direct the investment of their individual contributions and any Company matching contributions in any one or more of the investment funds established for the Plan. Participants may elect to change the investment of their contributions or to transfer all or part of their account balances among the various investment funds in increments of one percent.

Benefits, Distributions and Withdrawals

A participant’s entire account balance, adjusted for investment gains or losses, is available for immediate distribution upon termination of employment. Distributions are made in cash or participants can elect to receive any part of their Disney Stock Fund accounts in the form of Company common stock plus cash for any fractional shares. Participants’ account balances under $1,000 are automatically distributed within 60 days following the participant’s termination date (or on a future date at which the fair market value of the account balance should fall below $1,000), less 20 percent for federal tax withholding, unless the participant elects to rollover the distribution into an IRA or another qualified plan. Participants with account balances of $1,000 or more may elect a distribution at any time following termination of employment, except all amounts are to be distributed in accordance with the minimum required distribution provisions of the Code.

In-service withdrawals, up to 100 percent of the participant’s account, are available after reaching age 59  1/2. Hardship withdrawals are limited to the amounts necessary to satisfy a financial hardship and will be made if the Committee, or its delegate, determines that the reason for the hardship complies with applicable requirements under the Code and the Plan.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

1.	Description of the Plan (continued)

Voting Rights for the Disney Stock Funds

Each participant has the right to direct the Trustee concerning shareholder rights, such as voting rights or tender offers. An appointed independent fiduciary will vote the shares if a participant does not give specific voting instructions to the Trustee. If an independent fiduciary is not appointed in a particular year or does not give the Trustee timely direction, the Trustee will vote those shares in the same proportion it has received instructions from other participants. If the Trustee does not receive specific tender offer instructions, the Trustee will not tender those shares.

Notes Receivable from Participants

Participants are permitted to borrow from their accounts subject to certain limitations and conditions established to comply with the current requirements of the Code. All notes made by participants are secured by their accounts with a right of offset. Participants may borrow up to 50 percent of their vested account balance not to exceed $50,000 in any consecutive twelve-month period. The minimum amount of each note is $1,000, and a participant may only have one note outstanding.

Notes may have a term of up to five years. However, the term can be extended to thirty years if the note is used to acquire or construct a principal residence of the participant. The interest rate on notes is determined at the time the note was issued based on the prime rate plus one percent. Note payments, including interest, are credited to the participant’s account.

Plan Amendment or Termination

The Company reserves the right to amend or modify the provisions of the Plan. Although the Company expects to continue the Plan indefinitely, the Board of Directors of the Company may terminate the Plan for any reason. If the Plan is terminated, each participant will receive, as prescribed by ERISA and its related regulations and in the form and manner determined by the Committee, a payment equal to the value of the participant’s account balance at the time of liquidation.

2.	Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Plan are prepared using the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results could differ from those estimates.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

2.	Summary of Significant Accounting Policies (continued)

Risks and Uncertainties

The Plan provides for various investment options in mutual funds and other securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks, which can include increases in defaults and credit rating downgrades. Due to the level of risk associated with certain investment securities, it is at least reasonably possible those changes in risks in the near term could materially affect participants’ account balances, the amounts reported in the Statements of Net Assets Available for Benefits and in the Statement of Changes in Net Assets Available for Benefits.

Investment Valuation and Income Recognition

The Plan’s investments are all held in the Disney 401(k) Master Trust (the “Master Trust”). Shares in registered investment companies are valued at the net asset value of shares held by the Plan at year end. Effective October 5, 2010, the Disney Common Stock Fund (renamed the Disney Stock ESOP Fund) was converted to a share accounted fund with real time trading and is no longer valued at the year end unit closing price (defined as the year end quoted market price of the Company’s common stock plus invested cash). The Disney Stock ESOP Fund is valued at the year end quoted market price of the Company’s common stock. The Disney Stock Non ESOP Fund was added to be used for employee and employer contributions that are directed to be invested in the Company’s common stock and is also a share accounted fund with real time trading and valued at the year end quoted market price of the Company’s common stock. The balances in the Disney Stock Non ESOP Fund will be automatically transferred to the Disney Stock ESOP Fund annually. Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date.

Net Appreciation/Depreciation in Fair Value of Investments

The Plan’s share of the Master Trust’s net appreciation or depreciation in the fair value of investments recorded in the Statement of Changes in Net Assets Available for Benefits consists of realized gains (losses) on sales and unrealized appreciation (depreciation) on investments.

Notes Receivable from Participants

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant notes are reclassified as distributions based upon the terms of the Plan document.

Payment of Benefits

Benefits are recorded when paid.

Subsequent Events

The Plan Administrator has evaluated subsequent events through June 22, 2012, the date the financial statements were available to be issued, and made any necessary adjustments and disclosures, as applicable.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

3.	Investments

The following are the Plan’s share of investments within the Master Trust that represent 5% or more of the Plan’s total investments at December 31 (in thousands):

	2011	2010
Disney Stock ESOP Fund	$28,772	$26,023
Fidelity Institutional Money Market Fund	14,408	12,864
Fidelity Capital Appreciation K Fund	8,953	8,991
Fidelity Diversified International K Fund	n/a	8,376
PIMCO Total Return Fund	13,459	11,389
Sequoia Fund	12,811	9,819
Calamos Growth Fund	8,791	9,057
Vanguard Institutional Index Plus	n/a	7,041

During 2011, the Plan’s share of investments within the Master Trust appreciated (depreciated) in value as follows (in thousands):

Disney Stock Funds	$55
International/Global Equities	(1,387)
Domestic Equities – Small Cap	(992)
Domestic Equities – Mid Cap	(1,415)
Domestic Equities – Large Cap	1,039
Life Cycle/Target Date Funds	(2,488)
Bond Funds	14

$(5,174)

4.	Income Taxes

The Company has received a favorable determination letter from the Internal Revenue Service (“IRS”) dated February 10, 2006, stating that the Plan qualifies under the appropriate sections of the Code and is therefore exempt from income taxes under Section 501(a) of the Code. The Plan has subsequently been amended and the Company filed for a new determination letter on January 27, 2011 in accordance with the staggered remedial amendment period provisions of Revenue Procedure 2007-44. The Plan Administrator and the Plan’s legal counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

U.S. GAAP requires the Plan Administrator to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan Administrator has concluded that as of December 31, 2011, there are no uncertain positions taken or expected to be taken that would require recognition of a liability or disclosure in the financial statements. The Plan is subject to routine audits by the IRS; however, there are currently no audits for any tax periods in progress. The Plan Administrator believes it is no longer subject to income tax examination for years prior to 2008.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

5.	Party-in-Interest Transactions

Under ERISA rules related to 401(k) plans, transactions with related parties of the plan such as a sponsor, administrator, trustee or participant (Parties-in-Interest) are considered either exempt or non-exempt from ERISA prohibited transaction provisions. Non-exempt transactions are subject to penalty taxes.

During the year ended December 31, 2011, the Plan had the following exempt party-in-interest transactions:

•	Certain Plan investments are shares of registered investment companies managed by Fidelity, who is the Trustee of the Plan.

•	Fees paid by the Plan to the Trustee amounted to $94,802 for the year ended December 31, 2011.

•	The Company absorbed certain administrative expenses on behalf of the Plan totaling $186,116.

•	Participants borrowed $6,066,135 of loans and made repayments of $3,490,759.

•	The Plan also allows participants to invest in the Company’s common stock through the Disney Stock ESOP Fund and the Disney Stock Non ESOP Fund investment funds.

During the year ended December 31, 2011, the Plan had non-exempt party-in-interest transactions which arose when two participants erroneously obtained a second note receivable although the Plan only allows one note per participant. One of these notes also exceeded the 50% vested account balance maximum. The Plan has corrected these violations by reporting the second note as deemed distributions under Code §72(p), and has implemented new controls to prevent reoccurrence in the future. These transactions totaled $3,774 and are reported in the attached Schedule of Nonexempt Transactions.

6.	Investment in Disney 401(k) Master Trust

The Plan’s investments are held in the Master Trust, which also includes the assets of the Disney Savings and Investment Plan, which is another defined contribution plan sponsored by the Company. Assets of the Master Trust are allocated to the participating plans according to the investment elections of participants within each plan. The Plan’s interest in the net assets of the Master Trust was approximately 5% at December 31, 2011 and 2010. Investment income of the Master Trust for the year ended December 31, 2011 was allocated based upon each Plan’s interest within each of the investment funds held by the Master Trust. For the year ended December 31, 2011, the Master Trust’s purchases and sales of the Company’s common stock were $125,941,173 and $146,888,559, respectively.

Investments held by the Master Trust are as follows (in thousands):

	December 31,
	2011	2010
Investments, at fair value:
Disney Stock Funds	$741,358	$762,522
International/Global Equities	185,181	217,012
Domestic Equities – Small Cap	204,092	208,957
Domestic Equities – Mid Cap	253,969	273,811
Domestic Equities – Large Cap	855,974	824,386
Life Cycle/Target Date Funds	371,734	325,277
Bond Funds	393,079	360,412
Money Market Funds	297,985	288,282

Total	$3,303,372	$3,260,659

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

6.	Investment in Disney 401(k) Master Trust (continued)

The net investment loss of the Master Trust is as follows (in thousands):

For the Year Ended December 31, 2011
Investment income (loss):
Dividends	$71,326
Net depreciation in fair value of investments	(77,299)

Total	$(5,973)

The net appreciation (depreciation) in the fair value of the investments held by the Master Trust is as follows (in thousands):

For the Year Ended December 31, 2011
Net appreciation (depreciation):
Disney Stock Funds	$2,053
International/Global Equities	(33,639)
Domestic Equities – Small Cap	(20,583)
Domestic Equities – Mid Cap	(24,091)
Domestic Equities – Large Cap	25,136
Life Cycle/Target Date Funds	(27,120)
Bond Funds	945

Total	$(77,299)

7.	Fair Value Measurements

Fair value is defined as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants and requires that assets and liabilities carried at fair value are classified and disclosed in the following three categories:

•	Level 1 – Quoted prices for identical instruments in active markets

•

Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets

•	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or value drivers are not observable in active markets

The Plan’s assets are measured at fair value on a recurring basis by using publicly quoted market prices in active markets and are classified as Level 1 within the hierarchy.

In May 2011, the Financial Accounting Standards Board issued guidance to improve the comparability of fair value measurements presented and disclosed in financial statements which is effective for periods beginning after December 15, 2011. The Plan Administrator does not expect the adoption of this guidance to have a material impact on the financial statements.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

EIN: 95-4545390, Plan: 026

SCHEDULE H, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2011

(a)	(b) Identity of Issue, Borrower, Lessor or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	(e) Current Value

*	Disney 401(k) Master Trust	Master Trust Investment Account	$158,180,454

*	Notes receivable from participants	Notes mature between January 2012 and March 2041 with interest rates that range from 4.25% to 9.25%.	$9,301,884

*	A party-in-interest for which a statutory exemption exists.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

EIN: 95-4545390, Plan: 026

SCHEDULE H; LINE 4d - SCHEDULE OF NONEXEMPT TRANSACTIONS

And SCHEDULE G, PART III – SCHEDULE OF NONEXEMPT TRANSACTIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

(a) Identity of party involved	(b) Relationship to plan, employer, or other party- in-interest	(c) Description of transactions	(d) Purchase Price	(e) Selling Price	(f) Lease Rental	(g) Expenses incurred in connection with transaction	(h) Cost of Asset	(i) Current Value	(j) Net gain or (loss) on each transaction
The Walt Disney Company	Plan Sponsor	Two participants erroneously obtained a second plan loan contrary to plan provisions, and one of these loans also exceeded the 50% vested account balance maximum. *See below.	N/A	N/A	N/A	N/A	N/A	$3,774	N/A

*	The participants were able to obtain the second loan because plan records indicated that their first loan had been fully repaid. However, the first loan ultimately remained unpaid because the participants’ loan repayments were returned for insufficient funds. The Plan has corrected these loan failures by reporting them as deemed distributions under Code §72(p). Administrative controls have been implemented extending the period between loan payoffs and new loan initiations in order to insure that loans are repaid before issuing any new loans.